ENERGY TRANSFER EQUITY DECLARES SIGNIFICANT DISTRIBUTION
INCREASE FOR SECOND QUARTER OF 2011

DALLAS, June 30, 2011 – Energy Transfer Equity, L.P. (NYSE:ETE) today announced that its Board of Directors has approved a quarterly distribution of $0.625 per unit ($2.50 annualized) on ETE’s outstanding common units for the quarter ended June 30, 2011. The quarterly distribution of $0.625 per unit represents an increase of 11.6%, or $0.26 per common unit on an annualized basis. The distribution will be paid on August 19, 2011 to unitholders of record as of the close of business on August 5, 2011.

Company: Energy Transfer Equity, L.P. (NYSE:ETE)
Record Date: August 5, 2011
Ex Date: August 3, 2011
Payment Date: August 19, 2011
Amount Paid: $0.625 per Common Unit

Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner of Energy Transfer Partners, L.P. (NYSE:ETP) and approximately 50.2 million ETP limited partner units; and owns the general partner of Regency Energy Partners LP (NASDAQ:RGNC) and approximately 26.3 million Regency limited partner units.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Reports on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

This release serves as qualified notice to nominees as provided for under Treasury Regulation section 1.1446-4(b)(4) and (d). Please note that 100 percent of Energy Transfer Equity, L.P.’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Energy Transfer Equity, L.P.’s distributions to foreign investors are subject to federal tax withholding at the highest applicable effective tax rate. Nominees are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

The information contained in this press release is available on our website at www.energytransfer.com.

Investor Relations:
Energy Transfer
Brent Ratliff, 214-981-0700
or
Media Relations:
Granado Communications Group
Vicki Granado, 214-599-8785
Cell: 214-498-9272